Exhibit 99.2

Hyperion [HYSL]

Q2 2005 Hyperion Earnings Conference Call
25 Jan 2005 17:00 (ET)

Q2 2005 Hyperion Earnings Conference Call
25 Jan 2005 17:00 (ET)

Operator

Good day, everyone, and welcome to the Hyperion Solutions second quarter fiscal year 2005 earnings conference call. Today’s conference is being recorded. And now for opening remarks and introductions, I would like to turn the call over to Linda Snyder, Director of Investor Relations. Linda, please go ahead.

Linda Snyder, Hyperion — Director Investor Relations

Good afternoon. Thank you for joining us today as we discuss our results for our second quarter of fiscal 2005.

Slide 2. During today’s call, we may make projections or other forward-looking statements regarding future events or future performance for our company. I caution you the statements are only predictions and actual events or results may differ materially. I refer you to the documents we filed with the SEC, including forms 10-K and 10-Q. These documents identify important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. The company undertakes no obligation to update the forward-looking statements to reflect future events or circumstances.

Today we will also discuss non-GAAP financial measures. For a quantitative reconciliation of those measures, please refer to our earnings press release. The earnings release and today’s slides are available in the Investor Relations section of our website at www.hyperion.com.

On our call today are our President and CEO Godfrey Sullivan and our CFO David Odell. Godfrey and David have prepared remarks and will then be available for questions.

We are going to end today’s call promptly at 3pm Pacific. We ask that you limit yourselves to one question each so that we can give everyone a chance to participate today. If we have time left after completing the first round of questions, you may queue up again to ask an additional question.

Before we get started, I want to invite all of you to our next Analyst Day, to be held on Monday, April 11 at our Solutions Users conference in New Orleans. Mark your calendars and we will contact you shortly with additional information.

Now I’ll turn the call over to Godfrey —

Godfrey Sullivan, Hyperion — President, CEO, Director

Thank you, Linda. Welcome everyone.

Slide 4. We are very pleased to report record results for the December quarter, with the highest revenue, net income, and EPS in our company’s history. We grew license revenue 15% over Q2 last year to $69 million and increased total revenue 13% year-over-year to $177 million. We recorded solid performance in the Americas with 10% license revenue growth and continued our strong execution in EMEA with a 26% increase in license revenue. Each of our three geos recorded double-digit total revenue growth. These results reflect the increasing strength of the Business Performance Management category and the improving execution of the Hyperion team.

We also made tremendous progress with our BI Platform this quarter as sales of Hyperion Performance Suite increased more than 50% over last year’s December quarter. The product was again the number one contributor of new customer acquisition and was also included in 7 of our top 10 transactions. Demand for our financial applications also continues to be very strong. Hyperion Planning and Hyperion Financial Management again experienced double-digit year-over-year growth, and we closed our first million dollar plus transaction for Strategic Finance.

Our revenue growth and continued expense management have resulted in further expansion of our pro forma operating margins. We delivered a GAAP operating margin of 13% compared to 8% for the comparable period last year, and a record pro forma operating margin of 17% for the December quarter, compared to 14% last year. EPS hit a record both on a GAAP basis at $0.38 and a pro forma basis at $0.50.

I’m very proud of our team’s execution and of our momentum in the market.

Now I’ll turn the call over to David.

David Odell, Hyperion — CFO, Corp. VP

Thank you, Godfrey. Good afternoon, everyone. There are several topics I would like to address today. First, I will summarize our financial results for the quarter, and will then provide an update on our stock repurchase program. I will conclude with our guidance. In my discussions, all of my comparisons will be year-over-year unless I specify otherwise.

Slide 6. Hyperion achieved very strong second quarter results. Total revenues grew 13% to a record $177 million with a 15% increase in license revenue, a 10% increase in maintenance revenue, and an 18% increase in consulting and training revenue. As Godfrey mentioned, each of our three geographies posted double digit growth. While our growth was strong, I should also mention that we did see some benefit from calendar year end budget flush and favorable currency.

Slide 7. On a constant currency basis, excluding the benefit of a weak US dollar, license revenue would have increased 12%, maintenance revenue would have been up 8%, consulting and training revenue growth would have been 15%, and total revenue would have increased 11%.

Slide 8. Looking at transaction metrics, I’d like to remind everyone that Hyperion’s transaction metrics include only software license revenues. The average selling price increased sequentially to $119k, compared to $110k in the Sept quarter, as a result of booking a greater number of large transactions. This quarter’s results include six transactions over $1 million, whereas the September quarter totaled two. These four incremental $1 million transactions were all in the Americas. We acquired a record 282 new customers — nearly double last year’s number — and Hyperion Performance Suite continues to be the number one driver of these new customer transactions. We’ve added more than 1,000 new customers in the past year and, now have over 10,000 discrete customers.

Godfrey highlighted the success we’ve been having with Hyperion Performance Suite. Not only does the product continue to bring us into new accounts, it was also purchased along with other products in 7 of our 10 largest transactions. Performance Suite is also taking us beyond finance into operational areas of the customer.

In regards to our channel partnerships, we generated $18 million or 26% of our license revenue through our partners, resulting in indirect revenue growth of 44%. No single partner represented more than 10% of total revenue during the quarter. Some of our key performers included IBM, Immix Technology, which sells into the government sector, and Keysoft, a distributor in Turkey. We are also seeing that the number of channel partners contributing over $100,000 per quarter continues to grow. For example, the number of partners contributing over $100k this quarter was up 77% from last year.

Software license revenue gross margins remain consistent on a sequential basis. Gross margins for maintenance and services were also comparable to the September 2004 quarter, with underlying consulting utilization and realization rates consistent.

Slide 9. The strong top line performance dropped to the bottom line, as operating margin measured on a US GAAP basis was 12.6%, up from 7.7% reported last year. Excluding charges for the amortization of intangible assets, the amortization of deferred stock-based compensation, and the restructuring charge resulting from the move into our new worldwide headquarters in Santa Clara, our pro forma operating margin was 16.8%. This compares to 13.7% for the same period last year.
By continuing to focus on profitable revenue growth and prudent expense management, our EPS results were higher than our October guidance on both a GAAP basis at $0.38 and pro forma basis at $0.50.

Slide 10. Now turning to the balance sheet, we generated $30 million in cash flow from operations.

Cash and short-term investments totaled $405 million compared to $363 million we reported last quarter. DSO was 68 days, a decrease of 2 days from last year.

Looking at deferred revenue, it decreased approximately $3 million on a sequential basis. This is primarily due to the normal seasonality associated with calendar year billing practices for customer maintenance and is consistent with trends in prior years. Looking forward, we expect deferred revenues to increase approximately $10 to $15 million in the March 2005 quarter.

Slide 11. With respect to our $75 million stock repurchase program authorized by our board in May, we repurchased 52 thousand shares at a weighted average purchase price of $43.94 during the December quarter. Total cash used was $2.3 million. We have $31 million remaining under this program, and we fully intend to execute on it subject to market conditions and other factors.

Slide 12. And now I will address our guidance for Q3. We expect March quarter revenues to be in the range of $173 million to $178 million. On a GAAP basis, we expect March EPS to be in the range of $0.35 to $0.40. We expect non-GAAP pro forma EPS to be in the range of $0.40 to $0.45. This assumes diluted shares outstanding of 42 million, and an effective tax rate of 35%.

The quarterly non-GAAP pro forma guidance excludes the amortization of purchased intangible assets and deferred stock-based compensation. We have provided a reconciliation of the differences between GAAP EPS and non-GAAP pro forma EPS in our earnings press release, which is posted in the Investor Relations section of our website. For purposes of your modeling, we expect that the non-GAAP pro forma reconciling items will total 5 cents per share each quarter through FY06.

There are a few additional factors we considered as we prepared our guidance. First, we have assumed an organic license revenue growth rate in the mid single digits. This would result in Q3 license revenues of around $66 to $69 million. This guidance reflects our historical seasonality where the March quarter is a bit softer than the December quarter. With respect to maintenance revenue, we expect it will be roughly flat on a sequential basis as Q2 included approximately $1.8 million in maintenance revenues related to catch-up billings. We undertook a concerted analysis of the Brio customers database and identified several customers whose renewal dates indicated a catch-up billing was necessary. Finally, we expect a sequential increase in total expenses of approximately $3 to 4 million, primarily due to higher compensation costs, such as FICA, that occur in the first calendar quarter each year.

I would also like to call to your attention to the fact we issued a press release today announcing the acquisition of Razza Solutions. Razza has 15 employees. Accordingly, it will not have a material impact on our revenues or earnings per share, and does not impact guidance in a material way.
Slide 13. In summary, we’re very pleased with our strong results. We achieved record revenues, earnings and EPS. We generated meaningful cash from operations and continue to execute on the stock repurchase program. Finally, our strong balance sheet continues to stand ready to support our future growth objectives. Going forward, we will continue to focus on leading the Business Performance Management category by gaining market share via profitable revenue growth.

And now, I’ll turn the call back over to Godfrey.

Godfrey Sullivan, Hyperion — President, CEO, Director

Thank you, David.

The macro conditions that contributed to our results are drivers for the future. Our customers need increased performance visibility, better analysis, more timely management reporting, and better planning and modeling capability. This is true not only within the Finance department, but also across all business units. Customer adoption of performance management solutions often starts with operational reporting, and our high growth in the Performance Suite product reflects this increasing demand. Within the finance segment, our planning, consolidation, and reporting solutions continue to provide best-of-breed performance, leading market share and the best integration in the industry.

Slide 15. Turning to our major Q2 transactions, a key BPM enterprise adoption win was with HBOS, one of the top five banks in the UK. HBOS purchased Hyperion Planning to standardize its worldwide planning and budgeting. The first phase of the implementation involves 350 users and the company plans to roll it out to 5,000 users across the bank. HBOS also purchased additional Essbase 7X seats following the tremendous results it achieved as a beta customer of the new version. They also purchased Hyperion Intelligence for dashboarding and Hyperion Visual Explorer to visually interpret and analyze large volumes of data.

Performance Suite had a tremendous quarter, demonstrating the strong market demand in the BI sector for our management reporting solutions. Our largest transaction of the quarter was driven by Performance Suite and resulted in our largest-ever Strategic Finance transaction. This major U.S.-based bank was an existing Strategic Finance and Essbase customer that purchased Performance Suite and additional Essbase seats. They chose Hyperion because of our integrated platform and scalability, which enables them to perform everything from front-end reporting to detailed analytics. They will expand their use of Strategic Finance from 500 people within one group to 1500 users bank-wide. Our partners IBM BCS, Teradata, and HP played integral roles in this win.

The Broward County Public School District in Florida is the nation’s 6th largest school district. The District upgraded to Performance Suite 8.3, which it uses to deliver reports on enrollment, schedules, and grades to 40,000 employees and nearly 300,000 students in more than 100 district departments at 278 school sites. Performance Suite provides the District with rapid report development, significant cost savings, and performance visibility throughout their education network.
Essbase 7X was included in 8 of our 10 largest transactions. A large Essbase 7X seat-expansion win was with a Mid-Atlantic electric utility company in the region serving 4 million customers. An Essbase user since 1999, the customer upgraded to Essbase 7X because of the performance gains 7X brings to the analysis of non-financial data. With their additional seat licenses, the customer is extending their sophisticated analytic and reporting environment beyond finance to include financial, human capital and project-related information.

As we’ve said previously, we expect Essbase 7X to drive incremental revenues beginning in the second half of calendar 2005. Within our BI platform, we expect Performance Suite to take an increasing share of the revenue mix, which reflects the overall market demand for relational reporting.

We continue to see healthy demand for our financial applications, driven by Sarbox and the increased emphasis on transparency and accountability. Carl Zeiss AG, a global leader in the optical and opto-electronic industries with more than 14,000 offices in over 30 countries, purchased Hyperion Financial Management to complement its existing Essbase implementation. Our solutions will serve as Carl Zeiss’ reporting foundation to meet IFRS requirements, with more than 400 people worldwide using the products. A key reason for turning to Hyperion was our demonstrated superior functionality in financial reporting over the competitor’s system that we displaced, which was not able to handle the newly-passed IFRS requirements.

Slide 16. On the development front, we released new versions of many products in the December quarter.

•	We shipped version 4.0 of our suite of applications, which offer a newly designed user interface that increases user productivity. The suite also includes the new Hyperion Workforce Planning module, which extends Hyperion Planning’s domain intelligence to support headcount and salary planning functionality

•	We delivered version 8.3 of Hyperion Performance Suite, a key development milestone in the BI Platform roadmap. The new Performance Suite release combines financial and operational reporting and provides better support for SAP, deeper integration with other Hyperion products, and a new wizard-driven Dashboard Builder.

We’re making good progress on Project Avalanche, which is our code name for our integrated BI vision. The first release is still on target for summer. It will provide an end user environment giving customers a unified, personalized view of all business information throughout the enterprise, regardless of the source of the data, whether it’s relational or multi-dimensional. Project Avalanche will give users easy access to information that is now viewed separately, including customers’ dashboards and scorecards, business analytics, financial and enterprise reporting— all from a single integrated BI platform. The capabilities of Project Avalanche will be made available over a number of releases, as we described in our product integration white paper published a year ago.

We’ll have more to report at our next Analyst Day on April 11, which we’ll hold in conjunction with our annual Users Conference in New Orleans. So stay tuned and we hope to see you there.

Slide 17. Today, we announced that we’ve acquired Razza Solutions, a privately held software company based in Austin, Texas. Razza offers a proven solution for synchronizing master data management across BPM including BI platforms, financial and analytical applications, and transaction systems. Managing master data is a problem that many companies face. According to the Tower Group, 50% of enterprises maintain master data separately in 11 or more source systems. Eighty percent of enterprises plan on centralizing master data and are seeking ways to streamline and remove complexity from the process. Razza’s product, which we now call Hyperion Master Data Management Server, automates this process. To quote Henry Morris at IDC, “Cross departmental business performance management initiatives expose inconsistencies in the way master data is handled by the participating systems. This includes the policies governing organizational and product hierarchies, as well as customer and supplier lists. Hyperion Master Data Management Server provides a single point of control for managing this business-critical master data.”

This acquisition aligns with our stated investment priority of supplementing our BI platform. Razza has seen great traction among Fortune 500 companies including Fifth Third Bank and HCA Healthcare. Their solutions are already integrated with Hyperion’s applications and platform, and will be sold through our existing channels.

Slide 18. On the marketing front,

•	Our field marketing group held its second annual Financial Symposium in New York, which attracted nearly 200 customers and partners from all over the world. Hyperion customers from the Who’s Who of Finance presented on how our technology helps them address today’s finance issues.
•	We were the exclusive technology partner at the World Business Forum in Chicago, where we showcased our BPM solutions to 2500 C-level executives.
•	Hyperion was featured on the November 29th cover of InfoWorld with a very positive Essbase 7X product review. This article also earned Hyperion a slot in InfoWorld’s recommended buyer’s guide, as well as top spot under “Data Management Software” in the year-end review issue released Dec 20th.

Slide 19. From an organization perspective, we continue to acquire great talent.

Steve McMahon joined us in November as our new Vice President of Human Resources. Steve brings more than 30 years of global experience in human resources, organization development, coaching, and training at a number of major corporations including Ninth House, a provider of leadership development courses; Autodesk; Apple Computer; American Express; and Chase Manhattan Bank. Steve and I have worked together for many years, and I’m thrilled that he has joined the Hyperion exec team.

Mark Cochran joined us this month as Vice President, General Counsel and Corporate Secretary, replacing Russ Wayman, who retired in September. Mark has nearly two decades of technology industry experience including prior positions at Brocade Communications, AvantGo, and AMD. He brings expertise in M&A, corporate governance, SarBox compliance, and intellectual property protection.

     In November, we launched our “Drive Clean to Drive Change” initiative as an opportunity to address an issue that keeps surfacing in discussions with our customers, partners, and employees across the globe. The program reimburses employees $5000 for the purchase of vehicles achieving 45 miles per gallon. This initiative has attracted huge media coverage, with stories printed in more than 30 publications ranging from the software trade press and Bay Area news daily’s, to the Wall Street Journal, BusinessWeek, and USA Today. We’ve also had broadcast coverage reaching more than 11 million viewers, including CNN, CNBC, NPR, Bloomberg, and NBC and ABC network affiliates across the country.

We believe that future success for global companies will incorporate social responsibility as well as great products. I’m proud that Hyperion has taken this step to make a difference, and our customers worldwide are applauding the move.

Slide 20. To summarize, Q2 was a quarter of record results, strong execution, and continued innovation.

•	We delivered record revenues, net income, and EPS
•	We strengthened our leadership team
•	We extended the capabilities of our industry-leading BPM system, and
•	We gained market share in management reporting.

In closing, I’m very proud of the entire Hyperion team. I want to thank our employees, partners, and customers for our record-breaking quarter. Hyperion has never been stronger, and I’m very excited about the opportunities that lie ahead.

Looking forward to the end of the fiscal year, we expect to deliver total revenues of $700 million with a pro forma operating margin in the range of 15-16% for the full fiscal year 2005. As I mentioned at our November Analyst Day, we’re in the midst of our annual business planning cycle. I will report back to you with our FY06 outlook on our April earnings call.

Thank you for joining us today. And now, Operator, we’re ready to take questions.

Questions and Answers

Operator

Thank you very much. Our question-and-answer session will be conducted electronically. If you do have a question or comment at this time, we do ask that you please press star followed by the digit 1 on your touch-tone telephone at this time. Once again, that is star followed by the digit 1 on your touch-tone telephone at this time. Once again, we do ask our listeners to please limit themselves to one question when we open up your line. Our first question will come from Hari Srinivasan with Banc of America Securities.

Hari Srinivasan, Banc of America Securities — Analyst

     There were some large deals in this quarter. Can you comment on the factors behind this trend and the outlook for larger deal sizes in the current quarter?

Godfrey Sullivan, Hyperion — President, CEO, Director

Hi Hari, this is Godfrey. We had six transactions greater than a million dollars in this quarter, up from two in September. It’s more typical of the December quarter, with corporate buying cycles, December 31st is typically the end of the fiscal year for most companies, and we had a little bit of budget flush and a lot of really good selling.

Hari Srinivasan, Banc of America Securities — Analyst

Great. Thank you.

Godfrey Sullivan, Hyperion — President, CEO, Director

Thanks, Hari.

Operator

And we’ll go next to Charlie Chen with Needham & Company.

Charlie Chen, Needham & Company — Analyst

Hi, congratulations on a great quarter.

David Odell, Hyperion — CFO, Corp. VP

Thanks, Charlie.

Charlie Chen, Needham & Company — Analyst

My question is on the license guidance, and if you can talk about what you’re assuming in currency contribution and why you wouldn’t be able to repeat the sequential license growth that you saw last year, even if you add back in some of the Brio stuff in the first couple of weeks of October?

David Odell, Hyperion — CFO, Corp. VP

Hi, Charlie. David here. From an FX standpoint, we’ve assumes a current FX U.S. dollar-euro cross rate of 130 in preparing the guidance for Q3. When we looked at the March quarter of last year, keep in mind that we had just closed on the Brio acquisition, and we brought the Brio sales force over, and they really were not integrated into the Hyperion model. So we were kind of running that sales force a little bit separately in the Brio’s fiscal year end, and therefore the Brio sales reps comp plan was March 31. So you saw a real focus — a real inflection there — from a performance standpoint. If you go back in time, say to the year prior to that, you’ll see that the typical Hyperion revenue stream has March being a touch softer than what the December quarter puts up. We did $51 million two years ago in December, and then $50 million the following March. So our guidance of $66 to $69 really straddles the December quarter. We have the opportunity to certainly do a touch better than we did in December, but don’t think it’s realistic just given the budget flush that we saw in Q2 in the December quarter to have that same type of a sequential increase.

Operator

And our next question will come from Tad Piper with Piper Jaffray.

Tad Piper, Piper Jaffray — Analyst

Thanks, guys. Couple of quick questions. Do you expect to have more catch-up billings in the future quarters from maintenance, and are you doing something specific to get customers more current on maintenance? And a question for you, Godfrey, has your Prius arrived yet?

Godfrey Sullivan, Hyperion — President, CEO, Director

David?

David Odell, Hyperion — CFO, Corp. VP

What we did this past summer is, the maintenance organization went out, once they really got their arms around the Brio installed base, the Brio customer relationships, and they just did a deep dive. And in assimilating that customer base into Hyperion, it was important they really understand every customer line by line — what their status was from a maintenance perspective — and you saw really the benefit of that hit here in the December quarter. That’s why I called it out, Tad, because it was a bit of a one-off, but I wouldn’t want anybody to inadvertently draw a growth line off the $75 million we reported here in the December quarter. So I’m just trying to help people understand why you saw the large increase from the September quarter up to the December quarter. You take out that $1.8 million, and then you put in some organic growth going from Q2 to Q3, I think you’ll see that’s how you get to flat maintenance revenue sequentially, which is still a good result.

Operator

And we’ll go to —

Godfrey Sullivan, Hyperion — President, CEO, Director

Tad, I have to tell you, I’ve been so encouraged by the

worldwide response from our customers. Almost everywhere I go, our customers have heard about this Drive Clean program, and they give us their compliments on the fact that we’re doing something that’s really good for our employees and good for the environment, so we’ve had just an enormous outpouring of goodwill to the company, and I think it’s helping us along a little bit. And yes, I’m still waiting for my car. I’m on the waiting list.

Operator

And we’ll go next to Nathan Schneiderman with Wedbush Morgan Securities.

Nathan Schneiderman, Wedbush Morgan — Analyst

Hi, nice quarter, guys. Nice to see that license acceleration there. I have a question related to Sarbanes-Oxley tail wind, and expectations around this. Can you tell us, what is your sense of the impact of Sarbanes-Oxley tail wind, if any, on the December results, and what are your nearer term expectations for that? And maybe with that, we heard from Deloitte some fairly aggressive plans for sales — I’m sorry, for hiring related to this — are you hearing from any other major SIs about similar plans for growth around your practice related to Sarbanes demand for 2005? Thanks a lot.

Godfrey Sullivan, Hyperion — President, CEO, Director

Hey, Nathan, it’s Godfrey here. So there’s no doubt in my mind that the whole notion of visibility, transparency, compliance, better reporting, being able to better anticipate the direction of a business so that you don’t get a surprise, is a driver in the marketplace. And we continue to market to it; we continue to — our Financial Symposium in New York was a great example of just world-class, C-level executives showing up with interest around that topic. So the same way we called it a headwind a year and a half ago when it was mostly a consulting business around process management, now we believe it’s starting to turn into a mild tailwind that has to do with good old fashioned C-level executives’ interest in having better visibility — just better performance visibility for the company. So I do believe it’s a tailwind moving into calendar 2005, and we are seeing the SI organization staff to the whole notion of business performance management usage. So that usage shows up in a variety of areas, including analytics and the like. So we see it both in our applications pipeline; we see it around the platform demand. It shows up in a variety of product context, but overall, I believe the whole notion of performance visibility is a tail wind going into ‘05.

Operator

We’ll next move on to Adam Holt with JP Morgan.

Derek Wong, JP Morgan Securities — Analyst

Good afternoon. This is Derek Wong in for Adam Holt. Godfrey, if I could ask just as a status update to your sales and marketing initiatives that you had announced in Q2, and going into Q2, and are we there with hitting targets and kind of your current sales and marketing expectations for Q3? And maybe Q4, kind of where are you looking to focus on geographically, or whether from a product breakdown? And number two, David, I believe maintenance was mentioned earlier. With the pending release of Avalanche in the summer ‘05, are you seeing any sort of uptick in Brio-related maintenance renewals, and how much of that is baked into your current guidance, and how much of it will affect Q4 ‘05? Thanks.

Godfrey Sullivan, Hyperion — President, CEO, Director

Derek, I’m going to turn you over to David for that one. I wasn’t quite clear on the question, but David appears to have it in hand. Give it a try, David.

David Odell, Hyperion — CFO, Corp. VP

Great. So Derek, I think the second part of your question had to do with the assumptions that we’ve made going out from a maintenance revenue standpoint. So we continue to expect to see modest and consistent growth in the maintenance revenue stream, but because we had some one-time catch-up billings, as I described from Tad’s question, that the Q2 to Q3 sequential increase will be roughly flat when you pull out that one-time catch-up. Okay? We haven’t seen any significant trends from the Brio customer base in respect of having that affect anything going out into later in ‘05. There’s really no specific guidance I would give you in that regard. That was the second part of your question. Derek, I have to say I wasn’t really clear on what you were focusing on in the first part of your question when you asked about sales and marketing initiatives.

Derek Wong, JP Morgan Securities — Analyst

Well, I believe you had a slew of sales adds that you were planning to make in the quarter: adding to Burton’s team, and I just wanted to get a status update as to how that’s progressing along and any sort of additional plans you may have in terms of sales and marketing hiring going into Q3.

David Odell, Hyperion — CFO, Corp. VP

Okay, that clarifies it for us. So Burton is very focused on adding capacity into the field organization, so that’s not only for quota carrying sales reps, but for other revenue generators: consultants, educators, people in the support organization, people in the pre-sales organization. We actually found it took a little bit longer than we originally thought it would take to add those headcount net-net in the December quarter. We found that a number of the people we were speaking with wanted to close out their December quarter with their current employer, and then come on board to Hyperion in January. So directionally, we are still focused on adding revenue generating headcount in the field organization because of the opportunity that we see ahead of us. So that’s really the key take-away, Derek.

Operator

Our next question will come from Martin Cecchetto with UBS.

Martin Cecchetto, UBS Securities — Analyst

Hi, thank you. Just want to focus on the license growth by geography. Looks like you had some strong growth in Asia. Do you think that can be maintained? And a little bit less growth in Europe. I’m wondering if there’s any sort of competitive trends that you can highlight.

David Odell, Hyperion — CFO, Corp. VP

Okay, Martin. So we’ve got a supplemental financial data scheduled that we attach behind the quarterly earnings release, and there you will see the splits in software license revenue by geography. So what you’re really seeing in a year-over-year growth basis is the top growth was coming out of the EMEA region at 26 percent, and then you have the Americas with organic growth of 10 percent year over year. And APAC, honestly, was the weakest. It did about 3 percent, okay? So that contributed 15 percent total top-line revenue growth to the company, and so again, Europe performed very strong. It has performed quite well in the four and a half years that I’ve been here. We’re seeing continued momentum coming out of the Americas and strengthening there. We were certainly helped by the four transactions in excess of a million dollars. In APAC, it has been soft there but we feel like we’re making the right changes and driving the organization forward in APAC. And there’s certainly a great opportunity for us. So that’s kind of a little bit of a walk-through the geographies and how we think about it.

Operator

Our next question will come from Chris Sailer with Goldman Sachs.

Chris Sailer, Goldman Sachs — Analyst

Hey guys. You mentioned that Performance Suite grew about 50 percent and that the apps business grew in the double digits. I guess if you could just comment a little bit what that implies for Essbase license revenue. And then if you could talk a little more qualitatively in terms of what you’re seeing for demand for Essbase, as well as the competitive landscape.

Godfrey Sullivan, Hyperion — President, CEO, Director

Hi, Chris, Godfrey here. So the way the BI market in general behaves — if you look at market sizing — is that it’s probably 70 or 80 percent relational and 20 or 30 percent multidimensional. And as we start to integrate the Performance Suite — sort of relational — along with Essbase that’s multidimensional, what we’re starting to see is that Performance Suite is starting to take share, or increase its revenue mix if you will, as a part of the overall BI platform. So I would expect going forward, as our BI platform sales continue to expand, that you’ll see a higher growth rate for Performance Suite than you will for Essbase as we start to normalize ourselves against the macro market demand. Essbase by itself is still on a trajectory for back half of ‘05, as customers get through their 7 X deployments, go live, and then we start to see new apps being built that would expand the number of seats in use, which is how we get paid on that one. So we would expect that as the BI platform starts to represent the overall market fingerprint if you will, that the Performance Suite product will grow faster.

Operator

And next, we’ll hear from Frank Sparacino with First Analysis.

Frank Sparacino, First Analysis Corp. — Analyst

Hi guys. Just wanted to follow up on the Hyperion Performance Suite and curious in the sales that you’re involved in. How would you characterize those in terms of — are they head to head, thorough competitive evaluations versus the normal tools vendors, or are you basically getting — or circumventing that, selling through the application side?

Godfrey Sullivan, Hyperion — President, CEO, Director

Frank, I would say it’s a combination of the two. There are absolutely cases where we went head to head and competed with all the reporting solutions that you know and love, and we won those: head to head competes, proof of concept, projects, bring yours in, bring mine in, we’ll find out who wins. And we won competes there head to head. And I’d say here’s another healthy mix to that. So it’s sort of 50/50. There’s a healthy mix of where our customers want a reporting solution that goes along with the rest of our BPM Suite, and Performance Suite is a perfect add-on to what we do. And so that part of it tends to be a little bit less competitive and is a natural compliment to the existing offering. But we couldn’t be happier in terms of the direction we see the product going. It’s doing very well.

Operator

We’ll next hear from Ross MacMillan with Morgan Stanley.

Ross MacMillan, Morgan Stanley — Analyst

Thanks. I think most of my questions have been answered.

But maybe just going back to Chris’ question it seems like the strength in Brio was an upside number to what we were expecting, but is there anything beyond the seasonal trends here? Is there something around dashboards or scorecarding or anything within the mix that is really starting to drive higher rates of growth on Performance Suite? And then I guess the other question is — going back to another earlier question — would be on the fact that the quota carriers were down sequentially but the overall headcount went up sequentially. Should we expect to see that continued sort of steady pace on sequential headcount growth as we go through the next two to three-quarters? Thanks a lot.

Godfrey Sullivan, Hyperion — President, CEO, Director

Thanks, Ross. So in terms of the Performance Suite and being an upside number to what you had modeled or expected, again we saw a healthy demand for what I would call management reporting. You mentioned dashboards. We call dashboards the “face of business performance management”. That’s what people see on their desktop; that’s how your data is often presented to you. It just happens that as customers move from having lots of transaction systems to saying, “How can I make some sense out of all this information?” The very first stop along that demand spectrum is, “I could sure use some management reports.” And so that tends to be what Performance Suite does really, really well, and from that entry point of management reporting, they tend to move onto analytics and planning and budgeting, financial applications and suites. And so we sort of know that this is the growth curve that customers go through moving from trying to make some sense out of all your transaction systems into trying to drive some performance visibility. So it’s really the whole notion of management reporting that’s driving this demand, and the customer demand around just getting better performance visibility. So I think it’s part of the rational about why we bought a company to begin with and why we’ve been working so hard to integrate it into the overall suite. David?

David Odell, Hyperion — CFO, Corp. VP

Godfrey, let me go ahead and take Ross’ headcount question. So Ross, from a business model standpoint, the way we think about it is we’re quite comfortable where we are from a headcount standpoint with respect to marketing and engineering and sales ops; and in the back office, operations, in finance and IT and legal. We’re putting our wood behind the arrow around the field organization, because that’s what drives revenue and our focus right now is growing the business and doing it profitably. So to the extent that you see headcount increasing going forward, it will be in the what we call the Worldwide Field Organization; and that includes quota carrying reps as well as the consultants and the trainers and pre-sales people. And Burton is, as I said earlier, very focused on adding capacity in his sales organization because they’ve identified the market opportunity exists.

Operator

Our next question will come from Brent Williams with KeyBanc Capital Markets.

Patrick Liles, KeyBanc Capital Markets — Analyst

Hello. This is Patrick Liles filling in for Brent Williams. I’d like to ask a question pertaining to the Razza acquisition. What percentage of that business is tied to competitor platforms? I see that Razza has partnerships of some sort with most of this intelligence crowd. How much of their business is for your platform and how much is tied to competitor platforms?

Godfrey Sullivan, Hyperion — President, CEO, Director

So the way the Razza technology works is that — and the way customer profiles typically look — you’ll find five, ten, or more source systems where you’re extracting data. So when you think about how they’re working with a competitor system, the answer is: when you’re trying to do master data management, you are by definition working with multiple source systems. So part of the magic of it is that it automates all the changes: the adds, moves, and changes you make to new information: hierarchies, customer hierarchies, and the like. And that’s part of the secret sauce is that you automate that process, and will you always be touching other data systems when you make that. So let me give you a quick example. Let’s assume that your facilities organization — the people who manage your real estate — is managed within HR, and you as a company move that out of HR into finance. You’ve just moved people; you’ve change all the cost centers; you’ve changed cross-company allocation of overhead and depreciation. That touches a lot of different systems. Who makes that change? And the answer in most companies is there’s an army of people who are making all those changes in all the different source systems that are affected, and they’re making those systems manually. Razza’s system automates that process by tying it all together. And we believe there’s a pretty interesting competitive benefit to us, and our customers that are joint customers of ours and Razza are thrilled about us buying this company and incorporating this technology into our BPM system; so it’s a good thing.

Operator

We’ll go next to Ed Maguire with Merrill Lynch.

Ed Maguire, Merrill Lynch — Analyst

Yes, good afternoon — moving on to your business with partners. You’ve indicating that you’re seeing a nice uptick in the average deal size. Could you talk about some of the dynamics there and what some of the product mix might be that’s driving that increase in average partner contribution?

Godfrey Sullivan, Hyperion — President, CEO, Director

David?

David Odell, Hyperion — CFO, Corp. VP

When you look at the mix of the top-ten transactions, just as an example there, you’re seeing a greater number of multiproduct wins. So as we called out, eight of the top-ten transactions this quarter included Essbase, Ed. Seven of the top-ten transactions included Performance Suite. And when I go and I dig into the services organization, we’re finding in the Americas and in EMEA we have a greater number of large consulting engagements where they’re working on multiproduct implementations. And what you’re seeing is you’re seeing Burton’s model: sales going out there in an integrated model with the services organization working. But what you’re really seeing in the market is customers who are truly adopting and implementing business performance management in its entirety. Okay? So those are the dynamics that you’re really seeing.

Operator

Our next question will come from Peter Goldmacher with SG Cowen.

Peter Goldmacher, SG Cowen — Analyst

Hi, great. Quick question on the planned added heads in sales. Are you giving Burton more direct guys, or are you giving him some partner-oriented reps? Or are you creating any kind of incremental new or different sales force? Or is it more of the same?

Godfrey Sullivan, Hyperion — President, CEO, Director

Well, probably best to think about it as just being overall headcount additions across all functions because we’re putting heads in the services organization, in the partner organization — training had its best quarter in a long time. Of course, quota-carrying reps and the like. So almost every function in the company, in the field organization, and across all three geographies, the opportunity to add heads is a good thing for us and that’s what we plan to do.

Operator

Our next question will come from Mark Murphy with First Albany.

Mark Murphy, First Albany Capital — Analyst

Thank you. Nice quarter. Godfrey, I’m wondering if you can give us a feel for what percentage of the customer base right now is running Enterprise versus HFM. And if we can make an assumption that enterprise does not provide what customers need to address Sarbanes-Oxley moving forward as well as HFM does. Why do you think so many customers are still running Enterprise at this point? And then how much longer do you think Hyperion should provide support for that product?

Godfrey Sullivan, Hyperion — President, CEO, Director

Okay, Mark. Thanks. So from a mix standpoint during the quarter, the bulk of Hyperion Financial Management customers were new customers to Hyperion, although we did see a number of Enterprise customers migrate during the quarter. Interestingly enough, Enterprise revenue itself was up this year over last year. It actually saw growth this past quarter, which in my mind is more evidence that customers are expanding their consolidation and financial reporting systems as a result of Sarb-Ox driving need for better performance visibility. So I still believe that the migration opportunity is a good one and it’s still in front of us. But the past quarter, the Q2, was mostly new customers, with some migrations.

Operator

We’ll go next to Peter Coleman with ThinkEquity.

Peter Coleman, ThinkEquity Partners — Analyst

Thanks, gentlemen. Nice quarter.

David Odell, Hyperion — CFO, Corp. VP

Thank you, Peter.

Peter Coleman, ThinkEquity Partners — Analyst

I wonder if you could talk a little bit about — just thinking out more forward — there’s been some more buzz in the BI market that some of the vendors might look at different vertical applications similar to what MicroStrategy has tried to do in retail. And I’m kind of wondering, given you guys have done such a good job on the analytic app side, where you’re sort of looking to take that business — the next leg?

Godfrey Sullivan, Hyperion — President, CEO, Director

Well, your question around vertical applications is a good one, and our strategy for developing vertical applications off of our analytical platform is really built around our partner model. So we are working closely with partners as we speak to bring vertical market solutions around things like retail, and I just believe that’s where the domain expertise lies-; that’s where the typical customer intimacy lies; and we’re very excited about that. We are ourselves doing a vertical solution around operational risk management for the banking sector because we have, with Strategic Finance, specific capability for that. So if there’s an industry sector that we tend to pay more attention to than others inside this company, it’s the financial sector. But certainly working with our partners will be a great way to get other industry-specific vertical solutions to the market.

Operator

We’ll next hear from Mark Verbeck with Smith Barney Citigroup.

Mark Verbeck, Smith Barney Citigroup — Analyst

Yes, nice quarter.

David Odell, Hyperion — CFO, Corp. VP

Thank you, Mark.

Mark Verbeck, Smith Barney Citigroup — Analyst

A question for you on kind of the tailwind. We hear that companies are hiring more people working in finance and accounting departments. Do you look at all at what seat expansion is driving your revenues versus acquiring new products?

Godfrey Sullivan, Hyperion — President, CEO, Director

That’s a great question, Mark. I don’t have a specific answer to you on the correlation between increased employment in that segment and our seat expansion. All of our SI partners are talking about the difficulty of attaining, and retaining, good talent right now, and it’s just the overall demand for Sarb-Ox. 404 compliance is driving an enormous utilization rate among the services industries in the audit world. I think that the overall flavor of that phenomenon is driving the tailwind of market demand. I ‘m not sure I have data that would tell me it’s specifically related to an employment situation but you’re on to the right topic.

Mark Verbeck, Smith Barney Citigroup — Analyst

Thank you.

Operator

Our next question will come from Patrick Mason with Pacific Growth Equities.

Derek Wood, Pacific Growth Equities — Analyst

Hi, this is Derek Wood for Pat Mason. Just a question on competition. How do you see the landscape changing for you guys as Performance Suite becomes a greater portion of your revenue? And then also, with growth in Essbase 7 X in the latter half of ‘05, where do you see competition changing there? Do you expect to see MicroStrategy more often? Can you just talk about the dynamics there going forward?

Godfrey Sullivan, Hyperion — President, CEO, Director

Okay. Thank you. The way we think about the management reporting space is really, “How does a BI platform satisfy the overall need of a customer?” The questions you ask of your system could range from something very simple like, “Could I just have some reports that give me my actuals versus my forecast?” And that’s typically a relational solution that does that. All the way up to, “Can I really understand demand drivers, billings, bookings, and backlogs; relate a forecast against my eight quarters of prior period product histories by geography?” And as you get into a much more complicated question like that, you’re likely using a multidimensional — you’re using a cube; you’re using an Essbase-style solution. And we believe that our differentiation as a company moving forward into the platform space is really built around having the easiest possible to use deployed relational solution, which is Performance Suite; and the very best multidimensional engine in the marketplace. And you put those two together and you have a pretty high-powered BI platform. So we believe it’s the two pieces together that offer Hyperion a distinct advantage over the marketplace. Either one can win on a stand-alone basis. And we think the two of them together with a unified visualization front end is a real win for customers. So we feel good about our ability to win and compete in that market.

Operator

Our next question will come from Robert Schwartz with Jefferies.

Robert Schwartz, Jefferies & Company — Analyst

Thanks very much. It’s good to get in before the close. I want to follow up on the Performance Suite, if I might. You’ve been good about giving us some notion of how Performance Suite played in various deals. I’m wondering if we could turn sort of the metric size differently, and let us know what percentage of your installed base do you think has taken part in Performance base? You mentioned you have 10,000 customers. I’m curious how many of them have it? And if we would sort of look at the revenue contribution this quarter, how much of it was from existing customers versus new deals on a revenue basis?

David Odell, Hyperion — CFO, Corp. VP

Rob, David here. So here’s a way to think about Performance Suite. When you look at the revenues for Performance Suite to existing customers versus new customers, it’s basically the same as what we have on a worldwide basis. So this quarter, we had 36 percent of our license revenues worldwide to new customers. I’m sorry, 26 percent. 26 percent to new customers, okay? So it roughly follows that ratio. And then when you look inside of the sales to existing customers this quarter - Performance Suite sales to existing Hyperion customers — about half of those revenues were cross-sale opportunities into the Hyperion; what we think of like the Hyperion traditional installed base. Okay? And so we feel like that that opportunity, with the model that Burton has put in place from a cross selling standpoint, is really ahead of us. There’s just a tremendous market to go out there and tap. And as Godfrey said related to the prior question, it’s all about having that integrated complete set of products to work together. Okay?

Operator

Our next question will come from John Torrey with Adams, Harkness & Hill.

John Torrey, Adams, Harkness & Hill — Analyst

Good afternoon. Any reason to think that the contribution from your indirect channel would be any different in March and June quarters than what you’ve seen historically?

David Odell, Hyperion — CFO, Corp. VP

Well, let’s go back and look at the historical. So last year, you saw a 29 and a 21 percent. You saw a little bit stronger on the direct side last year. So the March quarter is a little bit anomalous because that was the Brio fiscal fourth quarter. So you’ve got a little bit of a turbo charger there and that probably impacted it a bit. I think that the trailing four or five-quarter average you’re going to see there is going to be from a direct/indirect standpoint, John; in the 25 percent range, and that seems pretty stable. What I did call out, though, and I think it’s an important metric from the script, is the number of partners who bring us meaningful revenue. So let’s just say it’s license revenue over 100,000 bucks in a quarter, and what we saw this quarter is we had a 77 percent increase in the number of partners bringing us that revenue. And that’s really important to us because that really shows the expansion of the partner ecosystem and much less reliance on one single partner. Operator, let’s take one more question. We’re at the hour here.

Operator

Okay. Our final question for today will come from Jason Kraft with SIG.

Jason Kraft, Susquehanna Financial Group — Analyst

Thanks, got in. Pretty much all the question’s been asked. Just to reconcile the license revenue performance in the quarter: Planning and HFM. You mentioned again a double-digit growth. Is that still tracking at 20 percent-plus year-over-year growth?

David Odell, Hyperion — CFO, Corp. VP

So what we did call out was the Performance Suite revenue growth was north of 50 percent. It was important to call that out. When we have those significant growth rates, we try to make sure that the Street understands what’s going on there, because that was really the breakout quarter as we saw it for Performance Suite. Now one data point doesn’t create a trend line, but you need the data point to start your trend line, right? When you look at the applications, not surprisingly, we continue to see very strong growth there from a planning standpoint — in the planning and budgeting domain — and also in the consolidations. And that goes back to the themes that Godfrey was speaking of earlier, Jason, around Sarbanes-Oxley becoming a stronger tailwind for us in the current environment. 7 X, as far as Essbase — what we call Advanced Analytics Domain — that continues to be an area that we’re focusing on. And as we’ve said for the last six or eight months, we do believe that we’ll start to see revenues come from that in a more meaningful way in calendar ‘05, and it’ll probably be about the second half of ‘05. But we are starting to see new discrete 7 X customers joining us; and when I read the transaction summaries, one of the primary reasons is that technology that we have in 7 X we previously didn’t offer. So that’s optimistic.

Godfrey Sullivan, Hyperion — President, CEO, Director

Thanks everyone for joining on the call. We appreciate your being with us today. We look forward very much to seeing you on April 11th at the Analyst Day at our User Conference in New Orleans. And thanks again for your support. Look forward to seeing you on the Street.

Operator

And that does conclude today’s teleconference. We’d like to thank everyone for their participation and wish everyone a great day, and now at this time you may disconnect.

Hyperion Solutions Q2 FY05 Earnings Conference Call Godfrey Sullivan, President & CEO David Odell, CFO

Safe Harbor Statement Statements in this conference call other than statements of historical fact are forward-looking statements, including, but not limited to, statements concerning expected future financial results, the potential success of anticipated product offerings, and the potential market opportunities for Business Performance Management software. Such statements constitute anticipated outcomes and do not assure results. Actual results may differ materially from those anticipated by the forward-looking statements due to a variety of factors, including, but not limited to the company's failure to successfully drive increases in software license revenue (by both increasing sales of newer products, and limiting fall off of older product revenue), significant product quality problems, failure to successfully drive partner revenue, failure to continue the successful integration of the Brio business, significant strengthening of the dollar against key European currencies, the impact of competitive products and pricing, a decline in customer demand, and technological shifts. For a more detailed discussion of factors that could affect the company's performance and cause actual results to differ materially from those anticipated in the forward-looking statements, interested parties should review the company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10- K filed on September 13, 2004. The company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Hyperion Solutions Q2 FY05 Earnings Conference Call Performance Overview Godfrey Sullivan President & CEO

Q2 FY05 - Record Results Quarter of Records -- Revenue, Net Income, & EPS Increasing strength of Business Performance Management Tremendous BI Progress Performance Suite -- 50%+ license revenue growth Leading product for new customer acquisition Continued Strength in Applications Planning & Financial Management -- double-digit growth Hyperion Strategic Finance - first transaction >$1 million

Hyperion Solutions Q2 FY05 Earnings Conference Call Financial Highlights David Odell CFO

Record Q2 FY05 Revenues

Hyperion

	($ in millions) Quarter-ended 12/31/04	Year-over-year Growth
Software License	$ 68.5	15%
Maintenance	$ 75.2	10%
Consulting & Training	$ 33.3	18%
Total Revenues	$ 177.0	13%

Copyright © 2005, Hyperion. All rights reserved.

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Record Q2 FY05 Revenues ($ in millions)

Q2 FY05 Revenue Growth -- Constant Currency Basis

	Year-over-year Growth
Software License	12%
Maintenance	8%
Consulting & Training	15%
Total Revenues	11%

Copyright © 2005, Hyperion. All rights reserved.
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Q2 FY05 Revenue Growth -- Constant Currency Basis

Key Metrics Average Selling Price (license only) of $119K 6 Transactions >$1M 282 New Customers Performance Suite Driving New Customer Growth 10,000+ Total Customers 26% License Revenue via Partners

Record Q2 FY05 Earnings

Hyperion

	Q2 FY05	Q2 FY04
Operating margins (GAAP basis)	12.6%	7.7%
Operating margins (pro forma basis)	16.8%	13.7%
EPS (GAAP basis)	$0.38	$0.16
EPS (pro forma basis)	$0.50	$0.35

Copyright © 2005, Hyperion. All rights reserved.
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Record Q2 FY05 Earnings

Cash and Liquidity Remain Strong

Hyperion

	($ in millions)
Cash, cash equivalents & ST investments @ 9/30/04	**$ 363**
Cash flow from operations	$ 30
Stock repurchases	$ (2)
Other	$ 14
Cash, cash equivalents & ST investments @ 12/31/04	**$ 405**

Copyright © 2005, Hyperion. All rights reserved.
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Cash and Liquidity Remain Strong ($ in millions)

$75M Stock Repurchase Program

(as of market close 12/31/04)

	Shares Repurchased	Cost	Weighted Ave. Cost
Q4 FY04	153K	$6.1M	$39.96
Q1 FY05	941K	$35.2M	$37.35
Q2 FY05	52K	$2.3M	$43.94
Total	1.15M	$43.6M	$38.00

Total Remaining Under the Program: $31.4M

Copyright © 2005, Hyperion. All rights reserved.

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$75M Stock Repurchase Program (as of market close 12/31/04)

Total Revenue $173 - 178 M GAAP EPS $0.35 - $0.40 Tax Rate 35% Diluted Shares Outstanding 42.0 M Non-GAAP pro forma EPS $0.40 - $0.45* * Reconciliation of GAAP EPS to non-GAAP pro forma EPS in Hyperion earnings release dated 1/25/05 Q3 FY05 Guidance

Q2 FY05 Financial Summary

Copyright © 2005, Hyperion. All rights reserved.

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Q2 FY05 Financial Summary Record Revenues, Earnings & EPS License Revenue Growth of 15% $30M Cash Flow from Operations 10,000 Customers

Hyperion Solutions Q2 FY05 Earnings Conference Call Hyperion Momentum Godfrey Sullivan President & CEO

Major Q2 Customer Wins AB Nynas Petroleum (Sweden) Carl Zeiss AG (Germany) Carlson Companies (US) CoBank (US) HBOS (UK) Reed Elsevier (UK) Regus Group Plc (UK) Sanofi-Synthelabo Groupe (France) Social Security Administration (US) The School Board of Broward County (US) University of Alabama Birmingham Health System (US)

Development Highlights

Copyright © 2005, Hyperion. All rights reserved.
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Development Highlights Continued Product Innovation Shipped BPM Applications Suite 4.0 Shipped Performance Suite 8.3 Project Avalanche on track for summer delivery

Razza Solutions Acquisition

Hyperion

Copyright © 2005, Hyperion. All rights reserved.
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Razza Solutions Acquisition Privately held software company in Austin, TX Provides solution for synchronizing master data management across BPM Hyperion partner since 2000 Fortune 500 customers include Fifth Third Bank, HCA

Marketing Highlights

Copyright © 2005, Hyperion. All rights reserved.
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Marketing Highlights Second Annual Financial Symposium World Business Forum InfoWorld 7X Cover Feature

Organizational Highlights

Hyperion

Copyright © 2005, Hyperion. All rights reserved.

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Organizational Highlights Steve McMahon, VP, Human Resources Mark Cochran, VP, General Counsel and Corporate Secretary

Q2 FY05 Summary

Copyright © 2005, Hyperion. All rights reserved.
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Q2 FY05 Summary Record Revenues, Net Income, & EPS Strengthened Leadership Team Extended Capabilities of Industry-Leading BPM System Gained Market Share in Management Reporting

Hyperion Solutions Q2 FY05 Earnings Conference Call Q&A